EXHIBIT 12

                       STATEMENT OF COMPUTATION OF RATIOS
                      TOLL BROTHERS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands, except ratios)

                                                                           Year Ended October 31,                    Nine Months
                                                            ------------------------------------------------------        Ended
                                                             1992        1993       1994        1995        1996    July 31, 1997
                                                            -------    -------     -------    --------    --------  -------------
Earnings:
Income before income taxes and extraordinary gain
(loss) and change in accounting ........................    $28,864    $43,928     $56,840    $ 79,739    $ 85,793     $68,535
Homebuilding:
  Interest expense: ....................................     16,048     17,129      20,136      22,473      24,646      20,083
  Rent expense .........................................         46         57          71          93         151         142
  Amortization .........................................        495        671         785         801         705         509
Collateralized mortgage financing:
  Interest expense .....................................      2,989      1,469         624         376         300         176
  Amortization .........................................        240        199         157          29          --          --
                                                            -------    -------     -------    --------    --------     -------
                                                            $48,682    $63,453     $78,673    $103,511    $111,595     $89,445
                                                            =======    =======     =======    ========    ========     =======
Fixed charges:
Homebuilding:
  Interest incurred: ...................................    $14,757    $20,929     $21,701    $ 25,780    $ 27,695     $26,250
  Rent expense .........................................         46         57          71          93         151         142
Amortization ...........................................        495        671         785         801         705         509
Collateralized mortgage financing:
  Interest incurred ....................................      2,989      1,469         624         376         300         176
  Amortization .........................................        240        199         157          29          --          --
                                                            -------    -------     -------    --------    --------     -------
                                                            $18,527    $23,325     $23,338    $ 27,079    $ 28,851     $27,077
                                                            =======    =======     =======    ========    ========     =======
Ratio, including collateralized mortgage financing(1)...       2.63       2.72        3.37        3.82        3.87        3.30
                                                            =======    =======     =======    ========    ========     =======

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(1)  For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary gain (loss) and change in accounting plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.


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